EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-264579), as amended, of our report dated February 15, 2024, with respect to our audit of the consolidated financial statements of CNEY Energy Group. Inc. and its subsidiaries as of and for the years ended September 30, 2023 and 2022, which appears in the Annual Report on Form 20-F for the year ended September 30, 2023.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

Very truly yours,

/s/ ENROME LLP
ENROME LLP
February 15, 2024